Exhibit 99.1

Majesco Entertainment Announces Special Dividend

SOUTH PLAINFIELD, NJ – (Marketwired – January 6, 2015) – Majesco Entertainment Company (NASDAQ: COOL) (the “Company”), an innovative provider of downloadable games for the mass market, announced today that its Board of Directors has authorized a special dividend of approximately $0.33 per common share (including common share equivalents) in cash, payable on January 15, 2016 to shareholders of record as of January 14, 2016.

Barry Honig, Co-Chairman and Chief Executive Officer, commented: "This special dividend is another step in returning value to shareholders. We will continue to explore options for delivering value with our low overhead and cash position."

The exact dividend amount is subject to final calculation.  Shareholders do not need to take any action to receive the dividend.  Shares held in brokerage accounts and street name should receive the dividend by credit to their brokerage account.  Equity Stock Transfer has been appointed paying agent for administration of the dividend and any questions should be directed to the attention of Nora Marckwordt at 212-575-5757.

About Majesco Entertainment Company

Majesco Entertainment Company is an innovative developer, marketer, publisher and distributor of interactive entertainment for consumers around the world. Building on more than 25 years of operating history, Majesco develops and publishes a wide range of video games on digital networks through its Midnight City label. Majesco is headquartered in Plainfield, New Jersey, and its shares are traded on The Nasdaq Capital Market under the symbol: COOL. More info can be found online at majescoent.com or on Twitter at twitter.com/majesco.

Forward-Looking Statements

Certain statements contained in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements contained in this release relate to, among other things, the Company’s ongoing compliance with the requirements of The NASDAQ Stock Market.   They are generally identified by words such as "believes," "may," "expects," "anticipates," "should'" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the "Risk Factors" section of the Company's Annual Reports filed with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.